AGREEMENT TO ACQUIRE TECHNOLOGY

BETWEEN:

MAINFRAME SECURITY CORP.
(a Delaware Corporation)
Suite 1, 1155 Melville Street
Vancouver, British Columbia
Canada V6E 4C4

AND:

BARRACUDA SECURITY DEVICES INTERNATIONAL INC.
(a British Columbia Corporation)
22545 Kendrick Loop
Maple Ridge, British Columbia
Canada V2X 9W5


WHEREAS, Barracuda Security Devices International Inc.
("Barracuda"), is the holder of all proprietary rights to certain technology relating to computer security devices and programs.

WHEREAS, Mainframe Security Corp. ("Mainframe") has the capability of providing the corporate structure and financing to accomplish that marketing.

NOW, THEREFORE, in consideration of those premises and the mutual agreements of the parties, the undersigned hereby agree as follows:

1.  Sale of Barracuda Security Devices International Inc.:

Barracuda sells and agrees to convey to Mainframe, subject only to the contingency set forth in Section 6, 7 and 8 below,

(a) the exclusive rights to the Barracuda technology and all future modifications, improvements and enhancements thereto, and

(b) the exclusive rights to all trade marks, trade names, copyrights and other materials relating to that technology. The conveyance of that technology will occur by execution and delivery by Barracuda to Mainframe of a mutually agreed on Bill of Sale upon the closing of this agreement.

2.  Transfer of Stock:

In consideration of the transfer of that technology and the assignment of that contract, Mainframe shall cause to be issued to Barracuda, five million (5,000,000) shares of common stock of Mainframe. That stock shall be issued under an exemption from registration and the certificates evidencing those shares shall carry an appropriate legend as required by applicable law. As a condition to the issuance of certificates for those shares, Barracuda agrees that it shall deliver to Mainframe a letter containing such representations and acknowledgments as are required to qualify for such exemption.

3.  Private Placement of Shares for Working Capital:

Mainframe agrees that commencing immediately upon listing, it will undertake one or more private placements or public offerings to provide working and expansion capital. Any offering of shares will be made in compliance with Regulations of the US Securities & Exchange Commission, applicable US State securities laws and the applicable provisions of the BC Securities Regulations.

4.  Limitation of Outstanding Shares:

Mainframe warrants to Barracuda that, at the conclusion of this exchange of technology for stock under Section 2 above, Mainframe will have outstanding a total of 8,500,000 shares. There will be no options, warrants or rights held by any persons for any other shares. The parties consent to the issuance by Mainframe of a further 1,500,000 shares for the purpose of raising funds through an Offering Memorandum. This will increase the outstanding shares of Mainframe to a maximum of 10,000,000 shares. Except for those shares, no other warrants, options or rights for shares shall be issued without the approval of the new board of directors to be elected under Section 8(b) below.

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5.  Limited Right of Rescission:

The parties specifically agree that, notwithstanding the transfer of the technology under Sections 1 and 2 above, Barracuda shall retain the right to rescind its obligations under this agreement and the conveyance of the technology and assignment of contract if Mainframe should fail to deliver the 5,000,000 shares described in Section 2.

6.  Manner of Exercise of Right of Rescission:

To exercise its rights under the foregoing section, Barracuda may, at any time prior to issuance of the 5,000,000 shares described in
Section 2, notify Mainframe of this fact in writing. Barracuda may then issue final notice that its transfer of the technology is rescinded and shall thence forth be void.

Immediately upon receipt of such tender and final notice, Mainframe shall forthwith cease and desist from any claim to the technology and deliver to Barracuda all items relating to its ownership.

7.  Expiration of Right of Rescission:

Unless exercised earlier, the right for Barracuda to rescind the transfer of technology under the foregoing Sections 5 and 6 shall terminate upon the issuance of the 5,000,000 shares described in
Section 2 and 5.

8.  Corporate Restructuring:

The parties agree that as soon as immediately convenient, Mainframe will do the following:

(a) Amendment of Articles: Mainframe will Amend its Articles of Incorporation; (i) to change its name if deemed necessary, (ii) provide an indemnification of officers and directors to the extent allowed by law, and (iii) provide authorized capital of fifty million (50,000,000) shares of common stock.

(b) Initial Board of Directors: Unless otherwise agreed by the directors, Mainframe will cause its initial board of directors to consist of:

Ed Deneumoustier
Frank Power
Lee Meyer

(c) Audit, Corporate Information, Etc.: Mainframe will (i) complete an audit, if required, confirming no liabilities (ii) make application with a US Stock Exchange for listing and a symbol, and (iii) appoint a public stock registrar and transfer agent to maintain its list of shareholders and all future transfers of its securities.

9.  Cooperation:

In addition to the actions and documents specifically discussed herein, each party hereby agrees to execute, acknowledge and deliver any and all documents and do any and all other acts which are necessary, expedient, reasonable or appropriate and are requested by the other party to more fully carry out the full intents and purposes of this Agreement.

10.  Survival:

All of the representations, warranties and provisions of this Agreement shall survive its closing and the dissolution of either or both of the respective parties.

11.  Headings:

The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

12.  Amendments and Modifications:

This Agreement may be modified, amended or cancelled only by a document signed by each of the parties to this Agreement.

13.  Binding Effect:

The various terms and provisions hereof shall inure to the benefit of, and the same shall be binding upon, the successors and assigns of the respective parties.

14.  Arbitration Clause:

Any dispute involving the enforcement or interpretation of this Agreement shall be settled by binding arbitration pursuant to the Commercial Rules of the British Columbia Arbitration Council.

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15.  Facsimile:

This Agreement may also be delivered by telecopier which delivery shall be deemed to be valid and sufficient.

16. By his signature, or by authorizing the placement of a signature or mark, on this agreement, each party acknowledges that this agreement binds and benefits the parties and their respective heirs, executors, administrators, personal representatives and successors.


This Agreement is Acknowledged and Accepted by the undersigned and is effective as of the 20th day of April, 1999.


MAINFRAME SECURITY CORP.              BARRACUDA SECURITY DEVICES
per:                                  INTERNATIONAL INC.
                                      per:



Frank Power, President                Edward Deneumoustier, President



Lee Meyer, Director